Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Senior Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS STRONG FOURTH QUARTER AND FULL YEAR PROFIT GROWTH FOR 2015; CONFIRMS 2016 GUIDANCE

Fourth Quarter Year-over-year Highlights:

•	Net revenues increased 11.0% to a record $41.1 billion

•	Operating profit increased 17.6% to $2.7 billion

•	GAAP diluted EPS from continuing operations of $1.34

•	Adjusted EPS of $1.53, an increase of 26.5%, excluding certain items (amortization, transaction and integration costs, and a $90 million charge related to a disputed 1999 legal settlement)

Full Year Highlights:

•	Net revenues increased 10.0% to a record $153.3 billion

•	Operating profit increased 7.4% to $9.5 billion

•	GAAP diluted EPS from continuing operations of $4.62

•
Adjusted EPS of $5.16, an increase of 14.8%, excluding certain items (amortization, bridge financing costs, transaction and integration costs, a $90 million charge related to a disputed 1999 legal settlement, and the 2014 loss on early extinguishment of debt)

•	Generated free cash flow of $6.5 billion; cash flow from operations of $8.4 billion

2016 Guidance:

•	Confirmed full year Adjusted EPS of $5.73 to $5.88 excluding amortization; GAAP diluted EPS from continuing operations of $5.28 to $5.43; both exclude acquisition-related integration costs

•	Confirmed first quarter Adjusted EPS of $1.14 to $1.17 excluding amortization; GAAP diluted EPS from continuing operations of $1.03 to $1.06; both exclude acquisition-related integration costs

•	Confirmed full year free cash flow of $5.3 to $5.6 billion and cash flow from operations of $7.6 to $7.9 billion

WOONSOCKET, RHODE ISLAND, February 9, 2016 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2015.

Revenues

Net revenues for the three months ended December 31, 2015 increased 11.0%, or $4.1 billion to $41.1 billion, up from $37.1 billion in the three months ended December 31, 2014. For the year ended December 31, 2015, total net revenues increased 10.0%, or $13.9 billion to $153.3 billion, compared to $139.4 billion for the year ended December 31, 2014.

Revenues in the Pharmacy Services Segment increased 11.1% to $26.5 billion in the three months ended December 31, 2015. This increase was primarily driven by growth in specialty pharmacy, which includes the impact of the Omnicare, Inc. (“Omnicare”) acquisition in August 2015, and pharmacy network claims. Pharmacy network claims processed during the three months ended December 31, 2015, increased 7.2% to 237.4 million, compared to 221.6 million in the prior year period. The increase in pharmacy network claim volume was primarily due to net new business. Mail choice claims processed during the three months ended December 31, 2015 increased approximately 3.9% to 22.2 million, compared to 21.3 million in the prior year period. The increase in the mail choice claim volume was primarily driven by specialty and continued adoption of our Maintenance Choice® offerings, partially offset by a decline in traditional mail volume. For the year ended December 31, 2015, total net revenues in the Pharmacy Services Segment increased 13.5% to $100.4 billion, compared to $88.4 billion in the year ended December 31, 2014.

Revenues in the Retail/LTC Segment increased 12.5% to $19.9 billion in the three months ended December 31, 2015. Approximately half of the increase was driven by the addition of long-term care ("LTC") operations acquired as part of the Omnicare acquisition. Same store sales increased 3.5% over the prior year period, with pharmacy same store sales up 5.0% and front store same store sales down 0.5%. Front store same store sales were negatively impacted by softer customer traffic, partially offset by an increase in basket size. Pharmacy same store prescription volumes rose 5.0% on a 30-day equivalent basis. Pharmacy same store sales were negatively impacted by approximately 470 basis points due to recent generic introductions. For the year ended December 31, 2015, total net revenues in the Retail/LTC Segment increased 6.2% to $72.0 billion, compared to $67.8 billion in the year ended December 31, 2014. Same store sales increased 1.7% for the year ended December 31, 2015, over the prior year, with pharmacy same store sales up 4.5% and front store same store sales down 5.0%. Front store same store sales would have been approximately 520 basis points higher if tobacco and the estimated associated basket sales were excluded from the year ended December 31, 2014.

For the three months ended December 31, 2015, the generic dispensing rate increased approximately 165 basis points to 83.7% in our Pharmacy Services Segment and increased approximately 155 basis points to 84.0% in our Retail/LTC Segment, compared to the prior year.

Operating Profit and Income from Continuing Operations

For the three months ended December 31, 2015, operating profit increased $243 million in the Pharmacy Services Segment and $299 million in the Retail/LTC Segment. The Pharmacy Services Segment operating profit grew 26.8% and the Retail/LTC Segment operating profit grew 19.8%(1), excluding acquisition-related integration costs of $52 million. Both segments benefited from the Omnicare acquisition, increased generic drugs dispensing rates and favorable purchasing economics. The Pharmacy Services Segment was also positively affected by growth in specialty pharmacy and pharmacy network volume, partially offset by client price compression. The Retail/LTC Segment was also positively affected by increased sales, an improved front store margin rate, partially offset by continued reimbursement pressure. The Corporate Segment includes $20 million of acquisition-related transaction and integration costs for the three months ended December 31, 2015, related to the acquisition of Omnicare and the acquisition of the pharmacies and clinics of Target Corporation (“Target”), as well as a $90 million charge related to a legacy lawsuit challenging the 1999 settlement by MedPartners of various securities class actions and a related derivative claim.

For the year ended December 31, 2015, operating profit increased by $475 million in the Pharmacy Services Segment and by $368 million in the Retail/LTC Segment. The Pharmacy Services Segment grew 13.5% and the Retail/LTC Segment grew 6.4%(1), excluding acquisition-related integration costs of $64 million. The drivers of the increases are the same as those described for the three months ended December 31, 2015 above. The Corporate Segment includes $156 million of acquisition-related transaction and integration costs for the year ended December 31, 2015 related to the acquisition of Omnicare and the acquisition of the pharmacies and clinics of Target, as well as the $90 million legal charge.

Income from continuing operations for the three months ended December 31, 2015 was $1.5 billion, an increase of $178 million or 13.4%, compared to the prior year. Income from continuing operations for the year ended December 31, 2015 was $5.2 billion, an increase of $585 million or 12.6%, compared to the prior year.

Adjusted earnings per share (“Adjusted EPS”) for the three months ended December 31, 2015 and 2014, was $1.53 and $1.21, respectively, an increase of 26.5%. Adjusted EPS excludes $191 million and $128 million of intangible asset amortization for the three months ended December 31, 2015 and 2014, respectively. Adjusted EPS also excludes $72 million of acquisition-related transaction and integration costs and the $90 million legal charge. GAAP earnings per diluted share (“GAAP EPS”) for the three months ended December 31, 2015 was $1.34, compared to $1.14 in the prior year.

Adjusted EPS for the years ended December 31, 2015 and 2014, was $5.16 and $4.49, respectively, an increase of 14.8%. Adjusted EPS excludes $611 million and $518 million of intangible asset amortization for the years ended December 31, 2015 and 2014, respectively. Adjusted EPS in 2015 also excludes $272 million of acquisition-related bridge financing, transaction and integration costs and the $90 million legal charge, and in 2014 excludes the loss on early extinguishment of debt. GAAP EPS for the year ended December 31, 2015 was $4.62, compared to $3.96 in the prior year.

President and CEO Larry Merlo, stated, "We enjoyed a successful year in 2015, highlighted by excellent performance across our enterprise and two key acquisitions that support our strategy for growth. We grew our core business with the acquisition of Target’s pharmacies and clinics and expanded our reach with the acquisition of Omnicare, the leader in long-term care pharmacy. At the same time, we achieved solid year-over-year growth in revenues, operating profit, and earnings per share. We also generated $6.4 billion in free cash flow for the full-year, exceeding our expectations. Through dividends and share

(1)
Excluding $52 million of acquisition-related integration costs, operating profit for the Retail/LTC Segment increased $351 million, or 19.8%, from $1,780 million for the three months ended December 31, 2014 to $2,131 million for the three months ended December 31, 2015. Excluding $64 million of acquisition-related integration costs, operating profit for the Retail/LTC Segment increased $432 million, or 6.4%, from $6,762 million for the year ended December 31, 2014 to $7,194 million for the year ended December 31, 2015.

repurchases, we returned more than $6 billion to our shareholders in 2015. As expected, growth in the fourth quarter was especially strong, with revenues increasing 11% and Adjusted EPS increasing 26.5%, right in line with our guidance."

Mr. Merlo continued, "We continue to win and gain share across our businesses and I’m very pleased with the outstanding PBM selling season we had for 2016, with gross client wins of $14.8 billion. Our growth in the fast-growing specialty market continues to outpace the industry. Overall, our leadership in multiple competencies enables us to provide superior value for patients, payors, and providers. We firmly believe that we have the right strategy for success in the evolving health care marketplace.”

Guidance

The Company confirmed its previous guidance for the full year and first quarter of 2016. The Company expects to deliver Adjusted EPS of $5.73 to $5.88 and GAAP diluted earnings per share from continuing operations of $5.28 to $5.43 in 2016. The Company also confirmed its first quarter Adjusted EPS guidance of $1.14 to $1.17 and GAAP diluted earnings per share from continuing operations of $1.03 to $1.06. Adjusted EPS excludes intangible asset amortization and guidance also excludes the affect of acquisition-related integration costs that are expected to occur during 2016. The Company confirmed its 2016 free cash flow guidance of $5.3 to $5.6 billion, and its 2015 cash flow from operations guidance of $7.6 to $7.9 billion. These 2016 guidance estimates assume the completion of $4.0 billion in share repurchases.

Real Estate Program

During the three months ended December 31, 2015, the Company opened 53 new retail stores, acquired 1,672 pharmacies and closed 14 retail stores. In addition, the Company relocated 19 retail stores. As of December 31, 2015, the Company operated 9,655 retail stores, including pharmacies in Target stores, in 49 states, the District of Columbia, Puerto Rico and Brazil.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss its quarterly and annual results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health
CVS Health is a pharmacy innovation company helping people on their path to better health. Through its approximately 9,600 retail pharmacies, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with more than 75 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, and expanding specialty pharmacy services, the Company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

— Tables Follow —

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2015	2014	2015	2014
Net revenues	$41,145	$37,055	$153,290	$139,367
Cost of revenues	33,844	30,422	126,762	114,000
Gross profit	7,301	6,633	26,528	25,367
Operating expenses	4,572	4,312	17,074	16,568
Operating profit	2,729	2,321	9,454	8,799
Interest expense, net	276	131	838	600
Loss on early extinguishment of debt	—	—	—	521
Income before income tax provision	2,453	2,190	8,616	7,678
Income tax provision	953	868	3,386	3,033
Income from continuing operations	1,500	1,322	5,230	4,645
Income (loss) from discontinued operations, net of tax	(1)	(1)	9	(1)
Net income	1,499	1,321	5,239	4,644
Net income attributable to noncontrolling interest	(1)	—	(2)	—
Net income attributable to CVS Health	$1,498	$1,321	$5,237	$4,644

Income from continuing operations attributable to CVS Health:
Income from continuing operations	$1,500	$1,322	$5,230	$4,645
Net income attributable to noncontrolling interest	(1)	—	(2)	—
Income from continuing operations attributable to CVS Health	$1,499	$1,322	$5,228	$4,645
Basic earnings per share:
Income from continuing operations attributable to CVS Health	$1.35	$1.15	$4.65	$3.98
Income from discontinued operations attributable to CVS Health	$—	$—	$0.01	$—
Net income attributable to CVS Health	$1.35	$1.15	$4.66	$3.98
Weighted average basic shares outstanding	1,107	1,143	1,118	1,161

Diluted earnings per share:
Income from continuing operations attributable to CVS Health	$1.34	$1.14	$4.62	$3.96
Income from discontinued operations attributable to CVS Health	$—	$—	$0.01	$—
Net income attributable to CVS Health	$1.34	$1.14	$4.63	$3.96
Weighted average diluted shares outstanding	1,114	1,152	1,126	1,169
Dividends declared per share	$0.35	$0.275	$1.40	$1.10

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
In millions, except per share amounts	2015	2014
Assets:
Cash and cash equivalents	$2,459	$2,481
Short-term investments	88	34
Accounts receivable, net	11,888	9,687
Inventories	14,001	11,930
Deferred income taxes	1,220	985
Other current assets	722	866
Total current assets	30,378	25,983
Property and equipment, net	9,855	8,843
Goodwill	38,106	28,142
Intangible assets, net	13,878	9,774
Other assets	1,440	1,445
Total assets	$93,657	$74,187

Liabilities:
Accounts payable	$7,490	$6,547
Claims and discounts payable	7,653	5,404
Accrued expenses	6,829	5,816
Short-term debt	—	685
Current portion of long-term debt	1,197	575
Total current liabilities	23,169	19,027
Long-term debt	26,267	11,630
Deferred income taxes	5,437	4,036
Other long-term liabilities	1,542	1,531
Commitments and contingencies	—	—
Redeemable noncontrolling interest	39	—
Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,699 shares issued and
1,101 shares outstanding at December 31, 2015 and 1,691 shares issued and 1,140
shares outstanding at December 31, 2014	17	17
Treasury stock, at cost: 597 shares at December 31, 2015 and 550 shares
at December 31, 2014	(28,886)	(24,078)
Shares held in trust: 1 share at December 31, 2015 and 2014	(31)	(31)
Capital surplus	30,948	30,418
Retained earnings	35,506	31,849
Accumulated other comprehensive income (loss)	(358)	(217)
Total CVS Health shareholders’ equity	37,196	37,958
Noncontrolling interest	7	5
Total shareholders’ equity	37,203	37,963
Total liabilities and shareholders’ equity	$93,657	$74,187

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2015	2014
Cash flows from operating activities:
Cash receipts from customers	$148,954	$132,406
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(122,498)	(105,362)
Cash paid to other suppliers and employees	(14,162)	(15,344)
Interest received	21	15
Interest paid	(629)	(647)
Income taxes paid	(3,274)	(2,931)
Net cash provided by operating activities	8,412	8,137
Cash flows from investing activities:
Purchases of property and equipment	(2,367)	(2,136)
Proceeds from sale-leaseback transactions	411	515
Proceeds from sale of property and equipment and other assets	35	11
Acquisitions (net of cash acquired) and other investments	(11,475)	(2,439)
Purchase of available-for-sale investments	(267)	(157)
Maturity of available-for-sale investments	243	161
Net cash used in investing activities	(13,420)	(4,045)
Cash flows from financing activities:
(Decrease) increase in short-term debt	(685)	685
Proceeds from issuance of long-term debt	14,805	1,483
Repayments of long-term debt	(2,902)	(3,100)
Payment of contingent consideration	(58)	—
Dividends paid	(1,576)	(1,288)
Proceeds from exercise of stock options	299	421
Excess tax benefits from stock-based compensation	127	106
Repurchase of common stock	(5,001)	(4,001)
Other	(3)	—
Net cash provided by (used in) financing activities	5,006	(5,694)
Effect of exchange rates on cash	(20)	(6)
Net decrease in cash and cash equivalents	(22)	(1,608)
Cash and cash equivalents at the beginning of the year	2,481	4,089
Cash and cash equivalents at the end of the year	$2,459	$2,481
Reconciliation of net income to net cash provided by operating activities:
Net income	$5,239	$4,644
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,092	1,931
Stock-based compensation	230	165
Loss on early extinguishment of debt	—	521
Deferred income taxes and other non-cash items	(266)	(58)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(1,594)	(737)
Inventories	(1,141)	(770)
Other current assets	355	(383)
Other assets	2	9
Accounts payable and claims and discounts payable	2,834	1,742
Accrued expenses	765	1,060
Other long-term liabilities	(104)	13
Net cash provided by operating activities	$8,412	$8,137

Adjusted Earnings Per Share
(Unaudited)

The Company is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the Company's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

The following is a reconciliation of income before income tax provision to Adjusted earnings per share:

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2015	2014	2015	2014
Income before income tax provision	$2,453	$2,190	$8,616	$7,678
Non-GAAP adjustments:
Amortization of intangible assets	191	128	611	518
Acquisition-related bridge financing costs(1)	—	—	52	—
Acquisition-related transaction and integration costs(1)	72	—	220	—
Charge related to a disputed 1999 legal settlement	90	—	90	—
Loss on early extinguishment of debt	—	—	—	521
Adjusted income before income tax provision	2,806	2,318	9,589	8,717
Adjusted income tax provision	1,093	919	3,750	3,444
Adjusted income from continuing operations	1,713	1,399	5,839	5,273
Net income attributable to noncontrolling interest	(1)	—	(2)	—
Income allocable to participating securities	(8)	(6)	(27)	(19)
Adjusted income from continuing operations attributable to CVS Health	$1,704	$1,393	$5,810	$5,254

Weighted average diluted shares outstanding	1,114	1,152	1,126	1,169

Adjusted earnings per share	$1.53	$1.21	$5.16	$4.49

(1)	Costs associated with the acquisitions of Omnicare and the pharmacies and clinics of Target.

Free Cash Flow
(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Year Ended December 31,
In millions	2015	2014
Net cash provided by operating activities(1)	$8,412	$8,137
Subtract: Additions to property and equipment	(2,367)	(2,136)
Add: Proceeds from sale-leaseback transactions	411	515
Free cash flow	$6,456	$6,516

(1)
Cash provided by operating activities for the year ended December 31, 2015 includes $52 million of pre-tax acquisition-related bridge financing costs and $220 million of pre-tax acquisition-related transaction and integration costs.

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services and Retail/LTC segment performance based on net revenues, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company's segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail/LTC Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
December 31, 2015:
Net revenues	$26,514	$19,903	$—	$(5,272)	$41,145
Gross profit	1,492	6,002	—	(193)	7,301
Operating profit (loss)(3)	1,152	2,079	(325)	(177)	2,729
December 31, 2014:
Net revenues	23,874	17,698	—	(4,517)	37,055
Gross profit	1,238	5,558	—	(163)	6,633
Operating profit (loss)	909	1,780	(205)	(163)	2,321
Year Ended
December 31, 2015:
Net revenues	100,363	72,007	—	(19,080)	153,290
Gross profit	5,227	21,992	—	(691)	26,528
Operating profit (loss)(3)	3,989	7,130	(1,037)	(628)	9,454
December 31, 2014:
Net revenues	88,440	67,798	—	(16,871)	139,367
Gross profit	4,771	21,277	—	(681)	25,367
Operating profit (loss)(3)	3,514	6,762	(796)	(681)	8,799

(1)
Net revenues of the Pharmacy Services Segment include approximately $2.1 billion and $1.9 billion of retail co-payments for the three months ended December 31, 2015 and 2014, respectively, as well as $8.9 billion and $8.1 billion of retail co-payments for the year ended December 31, 2015 and 2014, respectively.

(2)
Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur in the following ways: when members of Pharmacy Services Segment clients (“members”) fill prescriptions at retail stores to purchase covered products, when members enrolled in programs such as Maintenance Choice® elect to pick up maintenance prescriptions at a retail drugstore instead of receiving them through the mail, or when members have prescriptions filled at long-term care facilities. When these occur, both the Pharmacy Services and Retail/LTC segments record the revenues, gross profit and operating profit on a standalone basis.

(3)
The Corporate Segment includes $20 million and $156 million of acquisition-related transaction and integration costs related to the acquisition of Omnicare and the pharmacy and clinics of target for the three months and year ended December 31, 2015, respectively. For the three months and year ended December 31, 2015, the Corporate Segment also included a $90 million charge related to a legacy lawsuit challenging the 1999 legal settlement by MedPartners of various securities class actions and a related derivative claim.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2015	2014	2015	2014
Net revenues	$26,514	$23,874	$100,363	$88,440
Gross profit	$1,492	$1,238	$5,227	$4,771
Gross profit % of net revenues	5.6%	5.2%	5.2%	5.4%
Operating expenses	$340	$329	$1,238	$1,257
Operating expense % of net revenues	1.3%	1.4%	1.2%	1.4%
Operating profit	$1,152	$909	$3,989	$3,514
Operating profit % of net revenues	4.3%	3.8%	4.0%	4.0%
Net revenues:
Mail choice(1)	$10,235	$8,440	$37,828	$31,081
Pharmacy network(2)	$16,198	$15,374	$62,240	$57,122
Other	$81	$60	$295	$237
Pharmacy claims processed:
Total	259.6	242.9	1,011.9	932.0
Mail choice(1)	22.2	21.3	85.7	82.4
Pharmacy network(2)	237.4	221.6	926.2	849.6
Generic dispensing rate:
Total	83.7%	82.1%	83.7%	82.2%
Mail choice(1)	76.5%	75.1%	76.4%	74.6%
Pharmacy network(2)	84.4%	82.7%	84.4%	83.0%
Mail choice penetration rate	20.7%	21.3%	20.6%	21.4%

(1)
Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims inclusive of Specialty Connect® claims filled at retail, as well as prescriptions filled at retail under the Maintenance Choice program.

(2)
Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice®, which are included within the mail choice category. Pharmacy network is defined as claims filled at retail and specialty pharmacies, including our retail drugstores and long-term care pharmacies, but excluding Maintenance Choice activity.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2015	2014	2015	2014
Net revenues	$19,903	$17,698	$72,007	$67,798
Gross profit	$6,002	$5,558	$21,992	$21,277
Gross profit % of net revenues	30.2%	31.4%	30.5%	31.4%
Operating expenses(1)	$3,923	$3,778	$14,862	$14,515
Operating expense % of net revenues	19.7%	21.3%	20.6%	21.4%
Operating profit	$2,079	$1,780	$7,130	$6,762
Operating profit % of net revenues	10.4%	10.1%	9.9%	10.0%
Prescriptions filled (90 Day = 3 Rx) (2)	287.5	244.8	1,031.6	935.9
Net revenue increase (decrease):
Total	12.5%	2.9%	6.2%	3.3%
Pharmacy	16.7%	5.5%	9.5%	5.1%
Front store	1.2%	(4.9)%	(2.5)%	(2.5)%
Total prescription volume (90 Day = 3 Rx) (2)	7.1%	6.7%	10.2%	5.2%
Same store increase (decrease)(3):
Total sales	3.5%	1.6%	1.7%	2.1%
Pharmacy sales	5.0%	5.5%	4.5%	4.8%
Front store sales(4)	(0.5)%	(7.2)%	(5.0)%	(4.0)%
Prescription volume (90 Day = 3 Rx) (2)	5.0%	5.3%	4.8%	4.1%
Generic dispensing rate	84.0%	82.4%	84.5%	83.1%
Pharmacy % of total revenues	73.9%	71.2%	72.9%	70.7%

(1)
Operating expenses for the three months and year ended December 31, 2015 include $52 million and $64 million, respectively, of acquisition-related integration costs related to the acquisition of Omnicare and the pharmacies and clinics of Target.

(2)
Includes the adjustment to convert 90-day, non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(3)	Same store sales and prescriptions exclude revenues from MinuteClinic®, and revenue and prescriptions from stores in Brazil, long-term care operations and from commercialization services.

(4)
Front store same store sales would have been approximately 520 basis points higher for the year ended December 31, 2015 if tobacco and the estimated associated basket sales were excluded from the year ended December 31, 2014.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In millions, except per share amounts	Year Ending December 31, 2016
Income before income tax provision(1)	$9,394	$9,670
Non-GAAP adjustments:
Amortization of intangible assets	800	798
Adjusted income before income tax provision	10,194	10,468
Adjusted income tax provision	3,974	4,078
Adjusted income from continuing operations	6,220	6,390
Net income attributable to noncontrolling interest	(7)	(7)
Income allocable to participating securities	(30)	(30)
Adjusted income from continuing operations attributable to CVS Health	$6,183	$6,353
Weighted average diluted shares outstanding	1,080	1,080
Adjusted earnings per share	$5.73	$5.88

In millions, except per share amounts	Three Months Ending March 31, 2016
Income before income tax provision(1)	$1,883	$1,939
Non-GAAP adjustments:
Amortization of intangible assets	202	202
Adjusted income before income tax provision	2,085	2,141
Adjusted income tax provision	824	846
Adjusted income from continuing operations	1,261	1,295
Net income attributable to noncontrolling interest	(2)	(2)
Income allocable to participating securities	(6)	(6)
Adjusted income from continuing operations attributable to CVS Health	1,253	1,287
Weighted average diluted shares outstanding	1,098	1,098
Adjusted earnings per share	$1.14	$1.17

(1)	Excludes acquisition-related integration costs for the acquisitions of Omnicare and the pharmacies and clinics of Target.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-to-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

In millions	Year Ending December 31, 2016
Net cash provided by operating activities	$7,575	$7,875
Subtract: Additions to property and equipment	(2,550)	(2,450)
Add: Proceeds from sale-leaseback transactions	275	175
Free cash flow	$5,300	$5,600